Exhibit 99

                      Stifel Financial News

                       500 North Broadway
                    St Louis, Missouri 63102
                         (314) 342-2000




     St.  Louis,  Missouri,  July 2, 1997 -  Stifel,  Nicolaus  &
Company, Incorporated announced today that Gregory F. Taylor, President and Chief Executive Officer of both Stifel Nicolaus and Stifel Financial Corp., has resigned effective July 31, 1997.

     A search committee has been appointed to select the successor CEO and will begin its work immediately. In the interim period, Stifel will be managed by its six-person Operating
Committee of which Mr. Lawrence E. Somraty will serve as Chairman.

     Mr. Taylor said, "I am very proud of what the Stifel team has accomplished in the last few years, strengthening the firm's profitability and positioning us for growth in the future. The current price of our stock certainly reflects a more suitable value for what we truly are and can become. After spending the last five years working to restructure the firm, increase our productivity, and resolve litigation, I think it is time for a change, both for me and the firm. A new era deserves a new leader, and I have other endeavors I would like to explore with a family who deserves to see more of me.

     I particularly want to thank all those employees of Stifel who have labored loyally though the past five years. The success we achieved was a team effort, and I fervently wish for further success and rewards for all of you for your unfaltering efforts."

     Mr. Walker stated, "Of course, we regret Greg's decision to leave the company. During his tenure, the company has been strengthened, and I share his view that today we are well positioned for the future. The Board of Directors is delighted that he has agreed to serve the company, in a consulting relationship. We wish him well in whatever he undertakes in the future."